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                                                                EXHIBIT 4.3



                    CERTIFICATE OF LIMITED PARTNERSHIP
                                   OF
                 MERRILL LYNCH PREFERRED FUNDING II, L.P.

         This Certificate of Limited Partnership of Merrill Lynch Preferred Funding II, L.P. (the "Partnership"), dated as of January 16, 1997, is being duly executed and filed by Merrill Lynch & Co., Inc., a Delaware corporation, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. Sec.17-101, et seq.).


         (a) Name. The name of the limited partnership formed hereby is Merrill Lynch Preferred Funding II, L.P.

         (b) Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o CT Corporation, Corporate Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

         (c) Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is CT Corporation, Corporate Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

         (d) General Partner. The name and the business mailing address of the sole general partner of the Partnership is: Merrill Lynch & Co., Inc., a Delaware corporation, World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first written above.

                                       Merrill Lynch & Co., Inc.,
                                       as sole general partner

                                       By:  /s/ Theresa Lang
                                          -----------------------------------

                                          Name:  Theresa Lang
                                          Title: Senior Vice President
                                                 and Treasurer